Exhibit 99.1

Northern Power Systems Corp.

NORTHERN POWER SYSTEMS CORP. ANNOUNCES COMPLETION OF

QUALIFYING TRANSACTION AND CONCURRENT C$24.5 MILLION FINANCING

FOR IMMEDIATE RELEASE

Barre, Vermont – April 16, 2014 – Northern Power Systems Corp. (the “Corporation”), formerly named Mira III Acquisition Corp., is pleased to announce the completion of its qualifying transaction (the “Transaction”) pursuant to Policy 2.4 – Capital Pool Companies of the TSX Venture Exchange. In accordance with the previously announced merger agreement dated March 31, 2014 (the “Merger Agreement”), Mira Subco Inc., a wholly-owned subsidiary of the Corporation, merged into Wind Power Holdings, Inc. (“Wind Power”). The Transaction was structured as a reverse triangular merger under the Delaware General Corporation Law as a result of which Wind Power became a wholly-owned subsidiary of the Corporation, and the shareholders of Wind Power became shareholders of the Corporation. Subsequently, Wind Power was merged into Mira Subco LLC (a wholly-owned subsidiary of the Corporation) under Delaware law as part of an integrated transaction with the merger. The Corporation’s indirect wholly-owned subsidiary, Northern Power Systems, Inc., is a next-generation renewable energy technology company.

Prior to the completion of the Transaction, the common shares of the Corporation were consolidated on the basis of 34.7826 common shares outstanding prior thereto to one common share outstanding thereafter. The common shares of the Corporation are expected to be delisted from the TSX Venture Exchange and relisted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NPS”. The voting common shares of Northern Power Systems Corp. are expected to begin trading on the TSX on or about April 22, 2014.

Private Placement

Before the closing of the Merger, Wind Power completed a private placement (the “Private Placement”) of subscription receipts (the “Subscription Receipts”) conducted by a syndicate of agents led by Beacon Securities Limited, and including Cormark Securities Inc. and Canaccord Genuity Corp. (collectively, the “Agents”). Pursuant to the Private Placement, Wind Power issued 6,125,000 Subscription Receipts at a price of C$4.00 per Subscription Receipt for total gross proceeds of C$24,500,000. Each Subscription Receipt was exchanged for one common share of Wind Power, which common shares were then exchanged for voting common shares of the Corporation on a one for one basis pursuant to the Merger Agreement.

The Agents received options to purchase 367,500 common shares of Wind Power at an exercise price of C$4.00 (the “Agents’ Options”). The Agents’ Options are exercisable until March 17, 2016. Pursuant to the Merger Agreement, the Agents’ Options were exchanged for options to purchase voting common shares of the Corporation on the same terms as those contained in the Agents’ Option.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

ANY SECURITIES REFERRED TO HEREIN WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “1933 ACT”) AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 4 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet/direct drive (PM/DD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license NPS next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems Corp. and its business, which may include, but is not limited to, statements with respect to delisting Northern Power Systems Corp’s common shares from the TSX Venture Exchange, listing Northern Power Systems Corp.’s voting common shares on the TSX and other factors. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems Corp. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry, failure to obtain regulatory approvals, economic factors, the equity markets generally and many other factors beyond the control of Northern Power Systems Corp. Although Northern Power Systems Corp. has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For further information please contact:

Ciel R. Caldwell, Chief Financial Officer of Northern Power Systems, at +1-857-209-3606.